Exhibit (10-24)

The Procter & Gamble Performance Stock Program -
Related Terms and Conditions

Form PP

THE PROCTER & GAMBLE COMPANY

STATEMENT OF TERMS AND CONDITIONS FOR PERFORMANCE STOCK UNITS

THE PROCTER & GAMBLE 2009 STOCK AND INCENTIVE COMPENSATION PLAN

The Performance Stock Units awarded to you as set forth in the letter you received from the Company (your “Award Letter”), and your ownership thereof, are subject to the following terms and conditions.

1.    Definitions.

For purposes of this Statement of Terms and Conditions for Performance Stock Units (“Terms and Conditions”), all capitalized terms not defined in these Terms and Conditions will have the meanings described in The Procter & Gamble 2009 Stock and Incentive Compensation Plan (the “Plan”), and the following terms will have the following meanings.

(a)	“Data” has the meaning described in Section 8;

(b)	“Forfeiture Date” is the date identified as such in your Award Letter;

(c)	“Forfeiture Period” means the period from the Grant Date until the Forfeiture Date.

(d)	“Grant Date” means the date a Performance Stock Unit was awarded to you, as identified in your Award Letter;

(e)	“Maximum Units” has the meaning described in section 3 and as identified as the Maximum Number of Performance Stocks Units in your Award Letter.

(f)	“Original Settlement Date” is the date identified as such in your Award Letter, as adjusted, if applicable, by Section 2;

(g)	“Procter & Gamble” means the Company and/or its Subsidiaries;

(h) “Performance Period” means the period identified as such in your Award Letter.

(i)
“Performance Stock Unit” means an unfunded, unsecured promise by the Company, subject to, and in accordance with these Terms and Conditions and the provisions of the Plan, to issue to you one share of Common Stock or a Restricted Stock Unit on the Original Settlement Date;

(j)	“Separation from Service” shall have the meaning provided under Section 409A.

(k)	“Target Units” has the meaning described in Section 3 and as identified as the Target Number of PSUs in your Award Letter.

2.    Transfer and Restrictions.

(a)
Neither Performance Stock Units nor your interest in them may be sold, exchanged, transferred, pledged, hypothecated, given or otherwise disposed of by you at any time, except by will or by the laws of descent and distribution. Any attempted transfer of a Performance Stock Unit, whether voluntary or involuntary on your part, will result in the immediate forfeiture to the Company, and cancellation, of the Performance Stock Unit.

(b)
During the Forfeiture Period, your Performance Stock Units will be forfeited and cancelled if you leave your employment with Procter & Gamble for any reason, except due to: (i) death; (ii) Retirement in accordance with the provisions of any appropriate Retirement plan of Procter & Gamble where you are employed through June 30 of the first year of the Performance Period; or (iii) Special Separation where you are employed through June 30 of the first year of the Performance Period. In the event of your death during the Forfeiture Period, your Forfeiture Date will automatically and immediately become, without any further action by you or the Company, the date of your death. In the event of your Retirement or Special Separation where you are employed through June 30 of the first year of the Performance Period, your Forfeiture Date will automatically and immediately become, without any further action by you or the Company, the date of your Retirement or Special Separation.

(d)
Upon the occurrence of a Change in Control that meets the definitional requirements of a change in control event as defined under Section 409A, then notwithstanding anything in the Plan to the contrary, if not previously cancelled, forfeited or vested, (i) the Target Units will vest, (ii) your right to any Performance Stock Units greater than the Target Units will be forfeited, and (iii) your Original Settlement Date will become the date the Change in Control occurred. Upon the occurrence of a Change in Control that does not meet the definitional requirements of a change in control event as defined under Section 409A, then notwithstanding anything in the Plan to the contrary, your award will be settled in accordance with these Terms and Conditions, without the application of Article L, Paragraph 4 of the Plan.

(e)
From time to time, the Company and/or the Committee may establish procedures with which you must comply in order to accept an award of Performance Stock Units, or to settle your Performance Stock Units, including requiring you to do so by means of electronic signature, or charging you an administrative fee for doing so.

3.    Performance Vesting

(a)
Subject to these Terms and Conditions, your targeted number of Performance Stock Units indicated in your Award Letter (the “Target Units”) will vest depending upon performance during the Performance Period, as specified below. Your Award Letter also sets forth the maximum number of Performance Stock Units (the “Maximum Units”) that you may receive pursuant to this award. Your right to receive all, any portion of, or more than the Target Units (but in no event more than the Maximum Units) will be contingent upon the achievement of specified levels of certain performance goals measured over the Performance Period. The applicable performance goals and the payout factors for each performance goal applicable to your award for the Performance Period are set forth in your Award Letter.

(b)
Within 60 days following the end of the Performance Period, the Committee will determine (i) whether and to what extent the performance goals have been satisfied for the Performance Period, (ii) the number of Performance Stock Units that shall have become vested under this award, and (iii) whether the other applicable vesting and other conditions for receipt of shares of Common Stock in respect of the Performance Stock Units have been met. Any of your Performance Stock Units that do not vest in accordance with this Section 3(b) will be forfeited and cancelled.

4.    Settlement.

(a)
At any time at least six months prior to the end of the Performance Period and so long as the achievement of the applicable performance goals are not yet readily ascertainable (but in no event later than your separation from service from the Company), you and the Company may agree to postpone the date on which you are entitled to receive one share of Common Stock by issuing you one Restricted Stock Unit for each vested Performance Stock Unit on the Original Settlement Date, which Restricted Stock Unit shall be paid on such later date as may be elected by you in accordance with Section 409A.

(b)	The Company will settle your vested Performance Stock Units by issuing you one share of Common Stock or one Restricted Stock Unit (RSU) for each vested Performance Stock Unit on or as soon as practicable (but in no event more than 60 days) following the Original Settlement Date.

(c)
Once your Performance Stock Units have been settled by delivery to you of an equivalent number of shares of Common Stock or RSUs, the Performance Stock Units will have no further value, force or effect.

5.    Voting and Other Shareholder Rights.

A Performance Stock Unit is not a share of Common Stock, and thus you are not entitled to any voting, dividend or other rights as a shareholder of the Company with respect to the Performance Stock Units you hold.

6.    Suspension Periods and Termination.

The Company reserves the right from time to time to temporarily suspend your right to settle your Performance Stock Units for shares of Common Stock where such suspension is deemed by the Company as necessary or appropriate and to the extent such action does not result in immediate taxation and penalties under Section 409A.

7.     Consent

By accepting a Performance Stock Unit, you acknowledge that: (i) the Plan is established voluntarily by The Procter & Gamble Company, is discretionary in nature, and may be amended, suspended or terminated at any time; (ii) the award of Performance Stock Units is voluntary and occasional and does not create any contractual or other right to receive future awards of Performance Stock Units, or benefits in lieu of Performance Stock Units, even if Performance Stock Units have been awarded repeatedly in the past; (iii) all decisions with respect to future Performance Stock Unit awards, if any, will be at the sole discretion of the Company; (iv) your participation in the Plan is voluntary; (v) Performance Stock Units are an extraordinary item and not part of normal or expected compensation or salary for any purpose, including without limitation calculating any termination, severance, resignation, redundancy, or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (vi) in the event that your employer is not the Company, the award of Performance Stock Units will not be interpreted to form an employment relationship with the Company; and, furthermore, the award of Performance Stock Units will not be interpreted to form an employment contract with any Procter & Gamble entity; (vii) the future value of Common Stock is unknown and cannot be predicted with certainty; and (viii) no claim or entitlement to compensation or damages arises from termination or forfeiture of Performance Stock Units, or diminution in value of Performance Stock Units or Common Stock received in settlement thereof, and you irrevocably release Procter & Gamble from any such claim that may arise.

8.    Data Privacy.

By accepting a Performance Stock Unit, you explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this document by and among, as applicable, any Procter & Gamble entity or third party for the purpose of implementing, administering and managing your participation in the Plan. You understand that Procter & Gamble holds certain personal information about you, including without limitation your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in a Procter & Gamble entity, details of all options, Performance Stock Units, or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country or elsewhere, and that the recipient's country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data to any broker or other third party with whom you may elect to deposit any shares of Common Stock in connection with the settlement of your Performance Stock Units. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data, or refuse or withdraw the consents contained in this paragraph, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

9.    Notices.

(a)	Any notice to Procter & Gamble that is required or appropriate with respect to Performance Stock Units held by you must be in writing and addressed to:

The Procter & Gamble Company
ATTN: Corporate Secretary's Office
P.O. Box 599
Cincinnati, OH 45201

or such other address as Procter & Gamble may from time to time provide to you in writing.

(b)
Any notice to you that is required or appropriate with respect to Performance Stock Units held or to be awarded to you will be provided to you in written or electronic form at any physical or electronic mail address for you that is on file with Procter & Gamble.

10.    Successors and Assigns.

These Terms and Conditions are binding on, and inure to the benefit of, (a) the Company and its successors and assigns; and (b) you and, if applicable, the representative of your estate.

11.    Governing Law.

The validity, interpretation, performance and enforcement of these Terms and Conditions, the Plan and your Performance Stock Units will be governed by the laws of the State of Ohio, U.S.A. without giving effect to any other jurisdiction's conflicts of law principles. With respect to any dispute concerning these Terms and Conditions, the Plan and your Performance Stock Units, you consent to the exclusive jurisdiction of the federal or state courts located in Hamilton County, Ohio, U.S.A.

12.    The Plan.

All Performance Stock Units awarded to you have been awarded under the Plan. Certain provisions of the Plan may have been repeated or emphasized in these Terms and Conditions; however, all terms of the Plan, including but not limited to Article F, apply to you and your Performance Stock Units whether or not they have been called out in these Terms and Conditions.

13.    Effect of These Terms and Conditions.

These Terms and Conditions and the terms of the Plan, which are incorporated herein by reference, describe the contractual rights awarded to you in the form of Performance Stock Units, and the obligations imposed on you in connection with those rights. No right exists with respect to Performance Stock Units except as described in these Terms and Conditions and the Plan.